EXHIBIT 23.1








The Board of Directors
Apple South, Inc.:

We consent to  incorporation  by reference in the  registration  statements
(No.  33-49748,  No. 33-68978,  No. 333-3764,  and No. 333-3736) on Form S-8 and
(No. 333-02958) on Form S-3 of Apple South, Inc. of our report dated January 24, 1997, except as to note 15, as to which the date is February 7, 1997, relating to the consolidated balance sheets of Apple South, Inc. as of December 29, 1996 and December 31, 1995, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 29, 1996, which report appears in the December 29, 1996 annual report on Form 10-K of Apple South, Inc.

                             KPMG Peat Marwick LLP
Atlanta, Georgia
February 18, 1997


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